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                                                                      EXHIBIT 11


                  THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                      (millions - except per share amounts)
                                   (unaudited)


                                                    Three Months                               Six Months
                                       ----------------------------------------  ----------------------------------------
Periods Ended June 30,                        1997                 1996                 1997                 1996
                                       -------------------- -------------------  --------------------  ------------------
                                                     Per                 Per                   Per                 Per
                                            Amount   Share     Amount    Share       Amount    Share      Amount   Share
                                       -------------------- -------------------  --------------------  ------------------
PRIMARY:
Net income                                  $102.1             $ 78.4                $178.6               $141.8

Less:  Preferred stock dividends                --              (1.2)                    --                (3.5)
          Excess of preferred stock
           liquidation price over
           carrying value                       --              (2.9)                    --                (2.9)
                                       ------------         ----------           -----------           ----------
Income available to common
     shareholders                           $102.1 $1.36       $ 74.3    $1.01       $178.6    $2.39      $135.4   $1.83
                                       ==================== ===================  ====================  ==================

Average shares outstanding                    71.9               71.4                  71.8                 71.8
Net effect of dilutive stock options           3.1                2.2                   3.0                  2.3
                                       ------------         ----------           -----------           ----------
Total                                         75.0               73.6                  74.8                 74.1
                                       ============         ==========           ===========           ==========

FULLY DILUTED:
Net income                                  $102.1              $78.4                $178.6               $141.8
Less:  Preferred stock dividends                --              (1.2)                    --                (3.5)
          Excess of preferred stock
           liquidation price over
           carrying value                       --              (2.9)                    --                (2.9)
                                       ------------         ----------           -----------           ----------
Income available to common
shareholders                                $102.1   $1.36      $74.3    $1.01       $178.6    $2.37      $135.4   $1.83
                                       ==================== ===================  ====================  ==================

Average shares outstanding                    71.9               71.4                  71.8                 71.8
Net effect of dilutive stock options           3.4                2.3                   3.5                  2.3
                                       ------------         ----------           -----------           ----------
Total                                         75.3               73.7                  75.3                 74.1
                                       ============         ==========           ===========           ==========